                                                                       EXHIBIT 8
BRUCE H. SEYBURN
BRUCE S. KAHN(1)
JAMES M. GINN
BARRY R. BESS
LAURENCE B. DEITCH
JOEL H. SERLIN
GORDON S. GOLD
MARK S. COHN
CHERYL SCOTT DUBE
HAROLD R. OSEFF
RICHARD C. BRUDER
BETH S. GOTTHELF
LESLIE STEIN
BARRY M. ROSENBAUM
TOVA G. SHABAN
NANCY S. HARRISON
ALAN M. STILLMAN
FRED B. GREEN
HENRY M. NIRENBERG, L.L.M.
CLARK G. DOUGHTY(2)
RICHARD E. BAKER
DAVID C. MAY
CAROLYN SCHWARZ TISDALE(5&6)
KATHRYN A. BUCKNER(3)
RONALD L. CORNELL, JR.(4)
MICHAEL N. SANTEUFEMIA
DAVID A. GOLDBERG
BRADLEY L. GOLDEN
ADAM D. ROSENBERG

                                   LAW OFFICES
                              SEYBURN, KAHN, GINN,
                             BESS, DEITCH AND SERLIN
                            PROFESSIONAL CORPORATION

                          2000 TOWN CENTER, SUITE 1500
                         SOUTHFIELD, MICHIGAN 48075-1195
                                  ------------

                            TELEPHONE (810) 353-7620
                            FACSIMILE (810) 353-3727

                                October 8, 1997

                                   OF COUNSEL
                               JEFFREY L. HOWARD
                                     -------

                                     COUNSEL
                                 GORDON S. SMITH
                               DAVID J. LIEBERMAN
                                   -----------

                        (1) ALSO MEMBER OF CALIFORNIA BAR
                        (2) ALSO MEMBER OF FLORIDA BAR
                        (3) ALSO MEMBER OF ILLINOIS BAR
                        (4) ALSO MEMBER OF NORTH CAROLINA BAR
                        (5) ALSO MEMBER OF CONNECTICUT BAR
                        (6) ALSO MEMBER OF NEW YORK BAR

                              WAYNE COUNTY OFFICE:

                         150 WEST JEFFERSON, SUITE 1510
                             DETROIT, MICHIGAN 48226
                                     -------
                            TELEPHONE (313) 381-8671
                            FACSIMILE (313) 381-8675


Franklin Finance Corporation
Franklin Bank, N.A.
24725 West Twelve Mile Road
Southfield, Michigan  48034


To Franklin Finance Corporation and Franklin Bank, N.A.:

In accordance with your request, we provide this opinion on the ability of Franklin Finance Corporation (the "Company") to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

The facts as we understand them as provided in the Prospectus of Franklin Finance Corporation included in the Company's Registration Statement on Form S-11, of which this opinion is a part, are as follows:

The Company is a new corporation formed after August 5, 1997 for the purpose of acquiring, holding, and managing real estate mortgage assets. The Company has been formed by Franklin Bank, N.A., a national bank (the "Bank"), to raise capital for regulatory purposes. Franklin Finance Corporation is a wholly owned subsidiary of Franklin Bank, N.A. Franklin Bank, N.A.'s common stock is widely held.

The Company is to be financed through the issuance of preferred and common securities. The Company will issue 1,800,000 shares of noncumulative exchangeable preferred stock with a par value of $10 per share. Dividends on the preferred shares are not cumulative, and if declared, are payable quarterly in arrears. The preferred shares are not redeemable prior to the anniversary date of the stock issuance in 2002 except on the occurrence of a Tax Event.

       LAW OFFICES
  SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 2


         In general, a Tax Event is triggered by the Company receiving an opinion of law that (a) the dividends paid or to be paid with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes, or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges. After the Tax Event is triggered or after the anniversary date of the stock issuance in 2002, the preferred shares may be redeemed at the option of Franklin Finance Corporation in whole or in part, at any time or from time to time for cash at a redemption price of $10.00 per share plus the accrued and unpaid dividends for the most recent quarter to the date of redemption, if any, thereon. In addition to the Tax Event, the preferred securities are subject to an Automatic Exchange provision if the appropriate regulatory agency directs in writing an exchange of the preferred shares because (i) the Bank becomes undercapitalized under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency in its sole discretion, even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized" in the near term.

         Simultaneously with the offering of the Company's preferred securities, the Bank will purchase shares of the Company's Common Stock for $18 Million. The Company will use the aggregate proceeds of $36 Million from the offering of the preferred stock and the Bank's acquisition of common stock to purchase a portfolio of mortgage loans from the Bank. The Bank will purchase additional shares of common stock for a price equal to the aggregate amount of underwriting discount and expenses incurred by the Company in connection with its offering and formation. An estimate of the underwriting discounts, offering expenses, and formation expenses was not provided. The comparative value of the Company's preferred stock to the common stock is expected to remain constant subsequent to the initial offering.

         Pursuant to the Company Prospectus, it is understood that the Company contemplates ownership of property consisting of mortgage assets, including mortgage securities. The mortgage assets of the Company will be comprised of approximately 60% of residential mortgage loans including approximately 40% of commercial mortgage loans. The Company expects that subsequent to the initial acquisition of mortgage assets that it will acquire additional assets in similar form and terms to the original purchase. The Company may dispose of any mortgage assets at anytime for any reason. However, the Company has not indicated an intent to securitize its mortgage assets or otherwise participate in the "trade or business" of selling mortgage assets. The Company may also acquire mortgage securities representing interests in or obligations backed by pools of mortgage loans.

     LAW OFFICES
 SEYBURN, KAHN, GINN,
BESS, DEITCH AND SERLIN


Franklin Finance Corporation
Franklin Bank, N.A.
October 8, 1997
Page 3

         The Company's day-to-day activities will be managed by the Bank through a service agreement. In administering the Company's mortgage assets, the Bank has been given a high degree of autonomy. The Company's Board of Directors has established certain policies for the Bank including a prohibition against the purchase of (1) a commercial mortgage loan constituting more than 5% of the total book value of the mortgage assets of the Company, and (2) certain loans in default.

         With respect to the income expected to be realized on an annual basis, the Company anticipates that greater than 75% of its gross income will be generated from interest on mortgage assets. In addition, the Company expects that at least 95% of its annual income will be derived from interests in mortgage assets, dividends, interest, or gain or loss from the sale or other disposition of capital assets. The Company will not receive income from servicing loans.

         The Company expects to pay dividends on its outstanding capital stock equal to approximately 100% of its REIT taxable income (excluding capital gains). In the event the Company has insufficient cash flow to meet the 95% distribution requirement, as provided in the Internal Revenue Code, it may find it necessary to arrange borrowings or to pay dividends in the form of taxable stock dividends.

                                   DISCUSSION:

         The requirements for qualifying as a REIT for federal income tax purposes are four-fold. First, the entity must meet certain organizational requirements. Second, the entity must satisfy four interrelated asset tests under IRC Section 856(c)(4). Third, the entity must satisfy two separate income tests each year it operates under IRC Sections 856(c)(2) and (3). Finally, the entity must meet certain distribution requirements under IRC 857(a)(1).

         A. ORGANIZATIONAL REQUIREMENTS:

         For an entity to qualify as a REIT, IRC Section 856(a) and the corresponding Regulations provide that an entity must:

                  1.       be managed by one or more trustees or directors;

       LAW OFFICES
   SEYBURN, KAHN, GINN,
BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 4

                  2. have transferrable shares or certificates relating to the beneficial ownership;

                  3. be taxable as a domestic corporation if not for the provisions of IRC Sections 856-859;

                  4. be neither an IRC Section 582(c)(2) financial institution nor an insurance company;

                  5.       be owned by 100 or more persons;

                  6.       not be closely held;

                  7.       elect to be taxed as a REIT; and

                  8.       be organized as a corporation, trust, or association.

         IRC Section 856(b) provides that the conditions described in items (1) to (4) must be met during the entire taxable year whereas condition (5) must exist during at least 335 days of a taxable year, or during a proportionate part of a taxable year of less than 12 months. Condition
         (6) must be met by the Company during the last half of the taxable year. Conditions (7) and (8) are organization requirements for the entity. Each of the above listed factors is discussed in detail below:

                  1. Management: To qualify as a REIT, the Company must be managed by one or more trustees or directors. Reg. Sec. 1.856-1(d)(1) defines a trustee [director] as a person who holds legal title to the property of the REIT. The Regulations explain that the trustee [director] will be considered to hold legal title to the property, for purposes of the requirement, when the title is held in the trust's [corporation's] name. In the present case, the Company (i.e. the "REIT") will hold title to the mortgage assets.

                           The Regulations further provide that the trustee [director] must have rights and powers that would meet the requirements of centralized management under IRC Section 301.7701-2. An organization has centralized management if any person (or group of any persons which does not include all members) has continuing exclusive

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


Franklin Finance Corporation
Franklin Bank, N.A.
October 8, 1997
Page 5

                           authority to make the decisions necessary to conduct the business. Reg. Sec. 301.7701-2(c)(1). In other words, the directors must not be required to obtain shareholder ratification for their day-to-day business decisions.

                           In the present case, the Bank administers the day-to-day activities of the Company through servicing agreements. The Bank will be responsible for (i) monitoring the credit quality of mortgage assets held by the Company, and (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's mortgage assets. The Bank is allowed to subcontract its obligations to one or more of its affiliates. In Rev. Rul. 72-254, the IRS held that a trustee's delegation of duties within certain parameters to an advisory company was not a violation of the centralized management requirement. In Rev. Rul. 72-254 the trustees of a REIT entered into an agreement with an advisory company to manage the trust with respect to investments and administer the day-to-day operation of the trust, subject to the supervision of the trust. The advisory company was authorized to make investments on behalf of the trust up to a specific amount, subject to the policies and guidelines set forth in the declaration of trust. In the instant case, the Company Prospectus provides that the Bank has been given a high degree of autonomy in managing the Company's mortgage assets. The Bank's management authority is only restricted to the purchase of (1) a commercial mortgage loan constituting more than 5% of the total book value of the mortgage assets of the Company, and (2) certain loans in default.

                  2. Transferable Shares: To qualify as a REIT the Company's beneficial ownership must be transferable. The preferred stock will be listed on the NASDAQ System and therefore will be fully transferable. The Company's common stock held by the Bank is not intended to be listed on the exchange. The Company's Articles of Incorporation do contain specific restrictions on the number of shares of preferred stock an individual stockholder may own. This restriction was established in order to prevent the termination of REIT status. PLR 9627017; PLR 9621032; PLR 8921067. In these Private Letter Rulings, an excess share provision within the governing instrument of a REIT, which is designed to prevent the violation of the closely held prohibition, does not result in the shares being deemed nontransferable.

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 6

                           IRC Section 6110(j)(3) provides that PLR's may not be cited as precedent. However, PLR holdings may provide insight on how the IRS may rule in a similar instance.

                  3. Corporate Status: The Company must be taxable as a corporation notwithstanding the REIT provisions. This determination is made under the provisions and Regulations of Sections 7701(a)(3) and (4). Treasury Regulation 301.7701-3(c)(v)(B) provides that, "an eligible entity that files an election under section 856(c)(1) to be treated as a real estate investment trust is treated as having made an election under this section to be classified as an association." Therefore, for purposes of the recently finalized "check-the-box" regulations, an entity is deemed to be taxable as a corporation upon the election to be treated as a REIT.

                  4. Financial Institution/Insurance Company: The Company must not be a financial institution or an insurance company in order to qualify as a REIT. IRC Section 582(c) defines a financial institution to be (i) any bank, mutual savings bank, cooperative bank, domestic building and loan, and other savings institutions chartered under Federal or State law (ii) any small business investment company, and (iii) any business development corporation. IRC Section 581 generally defines a bank as a business in which a substantial part of its transactions include receiving deposits and making loans and discounts. In accordance with the Company Prospectus, the Company is only expected to maintain a portfolio of mortgage assets. The Company is not expected to receive deposits, make loans, or to discount debt obligations.

                           IRC Reg. Sec. 1.801-3(a) defines an insurance company as an entity engaged in the business of issuing insurance contracts and annuity contracts or reinsuring risks underwritten by insurance companies. The Company Prospectus does not provide that the Company is contemplating entering into any other activity outside of holding mortgage assets.

                  5. One Hundred Shareholders: The Company must have 100 shareholders for 335 days of a 12 month taxable year or a proportionally smaller number of days for a shorter year in order to qualify as a REIT. The days are not required to be consecutive. Reg. Sec. 1.856-1(c). In addition, IRC Section 856(h)(2) waives the 100 shareholder

          LAW OFFICES
     SEYBURN, KAHN, GINN,
   BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 7

                           requirement in the first year an entity elects to be treated as a REIT. In the present case, the Company is offering its preferred securities on the NASDAQ market. Based on this type of offering, the Company Prospectus provides that the Company will have more than 100 preferred stock shareholders. The Company should be able to rely on the fact that it meets the 100 shareholder test through ownership of the preferred stock (the sole Common Stock holder is the Bank). In PLR 8342016, Company A formed a subsidiary corporation, Company B, intending to qualify it as a REIT. Company A retained 100% of Company B's Common Stock and sold one share of Company B's preferred stock to each of its 125 employees. Company B was held to meet the 100 shareholder test. The facts in PLR 8342016 parallel the present case; the Company will have one common stockholder and over 100 preferred stockholders.

                           Under certain circumstances, the Company's preferred stock could be converted into Bank preferred stock. The conditions which would result in the conversion of the Company's preferred stock are not expected to arise. However, such an event could result in the termination of the Company's REIT status. This opinion does not address this issue as the Company is expected to have more than 100 shareholders as of the offering date. In addition, this opinion does not address the issue of an offering completed (and the Preferred Shares issued) in a year other than 1997.

                  6. Closely Held Provision: The Company will not qualify as a REIT if more than 50% of the value of its outstanding stock is owned, directly or indirectly, by or for not more than 5 individuals during the last half of the year. The Company Prospectus provides that at no time will five or fewer shareholders who are individuals, private foundations, pension trusts or other relevant entities in aggregate own more than 50% of the value of the stock in either the Company or the Bank. In addition, the Company Prospectus provides that no holder of preferred stock is permitted to own (including attributed shares) more than 9.9% of any issued and outstanding class or series of preferred stock. In this manner, no more than 9.9% of the preferred stock could be held by one individual; thus, by definition the 50% test should be met.

                           The Company's Common Stock is held 100% by the Bank. However, for purposes of applying the 50% test, each shareholder of Franklin Bank, N.A. counts as a

      LAW OFFICES
  SEYBURN, KAHN, GINN,
BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 8

                           beneficial owner of the Company. IRC Section
                           544(a)(1). Franklin Bank, N.A. is widely held.

                           The Company Prospectus provides that the comparative value of the Company's preferred stock to the Common Stock is expected to remain constant subsequent to the initial offering. Under these circumstances, the relative value of the common stock to the preferred stock should not affect the Company's compliance with the closely held provision.

                           IRC Reg. Sec. 1.857-8 provides that a REIT is required to keep records that will disclose the actual ownership of its outstanding stock. Specifically, under Reg. Sec. 1.857-8(d) and (e) the REIT must demand written statements from the shareholders disclosing the actual ownership of the stock. These statements shall be demanded from shareholders of record based on the number of shareholders within the REIT as follows:

                           a. 2,000 Plus Shareholders: Each record holder of 5% or more of its stock.

                           b.       Less than 2,000 but more than 200
                                    Shareholders: Each record holder of 1% or more of its stock.

                           c. 200 or less Shareholders: Each record holder of one-half of 1% or more of its stock.

                           The written statements must be demanded within 30 days after the close of the REIT's taxable year. Reg. Sec. 1.857-8(e). A REIT that fails to comply with the demand statement requirements shall be taxed as an ordinary corporation. Reg. Sec. 1.857-8(e). In addition, upon notice and demand for such payment, a penalty of $25,000 (or $50,000 for intentional disregard) may be imposed by the IRS. IRC Section 857(f).

                  7. Elect REIT Status: The Company must elect to be treated as a REIT. IRC Section 859 provides that in order for the Company to elect REIT status it must adopt a

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 9

                           calendar year accounting period. The election to be treated as a REIT is made by computing taxable income as a real estate investment trust in its return for the first taxable year for which it desires the election to apply. It is presumed that the Company will adopt a calendar year period and elect to be taxed as a REIT.

                  8. Organized as a Corporation: Reg. Sec. 1.856-1(a) provides in part that the term REIT means a corporation that meets certain requirements. In the instant case, the Company was formed as a corporation in the State of Michigan.

         B.       ASSET TESTS:

         The Company must satisfy certain asset tests in order to maintain its qualification as a REIT. Pursuant to IRC Section 856(c)(4), an entity is not considered to be a REIT unless at the close of each quarter of the taxable year the following tests are satisfied:

                  1. at least 75% of the value of its total assets is represented by real estate assets, cash and cash items (including receivables), and Government securities; and

                  2. not more than 25% of the value of its total assets is represented by securities (other than those included under Subparagraph 1.).

         In addition, IRC Section 856(c)(4)(B) imposes the following two sub-requirements in order to satisfy the 25% test:

                  1. not more than 5% of the value of the total assets of the trust may consist of securities of any one issuer, other than the securities included under the 75% test; and

                  2. not more than 10% of the outstanding voting securities of any one issuer may be held, other than those securities included under the 75% test.

      LAW OFFICES
  SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 10

         A REIT must satisfy each of the four asset tests noted above at the end of each quarter of the REIT's taxable year. IRC Section 856(c)(4)(B). Failure to satisfy any one of the four asset tests may result in disqualification of REIT status. However, certain mitigation provisions within the Internal Revenue Code (Code) may prevent the disqualification of the REIT if a violation of one of the asset tests occurs. Under Rev. Rul. 72-83, the mitigation provisions can only be applied once the tests have actually been met for at least one quarter. The mitigation tests are not provided herein in that the purpose of this letter is only to address whether or not the Company initially qualifies as a REIT. Pursuant to the Company Prospectus, the Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take the necessary action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

         A more detailed discussion of the requirements of the 75% and 25% Asset Tests follows.

                  1. 75% Asset Test: IRC Section 856(c)(4)(A) requires that at least 75% of the value of the total assets of the trust must be represented by one or more of either (1) real estate assets, (2) Government securities, and (3) cash and cash items (including receivables). For purposes of applying the 75% "asset" test, IRC Section 856(c)(5)(B) defines the term "real estate assets" as follows:

                                    ". . . real property (including interests in real property and interests in mortgages on real property) and shares (or transferrable certificates of beneficial interest) in other real estate investment trusts which meet the requirements of this part."

                           Several rulings make clear that the nature of the underlying asset secured by a mortgage will determine whether a mortgage is secured by qualified "real estate assets." In Rev. Rul. 70-544, 1970-2 C.B. 6, a federally insured mortgage pool that was subsequently sold at a discount was considered to be a "real estate asset." In Rev. Rul. 77-349, 1977-2 C.B. 2, the IRS considered whether a mortgage pooling arrangement where "straight pass-through" mortgage certificates in a "pool" of residential mortgage loans that were sold to building and loan associations, individuals and REITs qualified as "real estate assets." The REIT's interest was secured by private mortgage insurance. The IRS ruled that a REIT that owns mortgage certificates is considered as owning "real estate assets" within IRC Section

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 11

                           856(c)(4)(A). As such, it is clear that the nature of the underlying asset of a mortgage is determinative of whether such mortgage is included for purposes of determining the trust's compliance with the 75% asset test.

                           If a REIT asset constitutes an interest in a mortgage on both real and personal property, an apportionment is necessary because only the value of the portion of a mortgage secured by real property is included for purposes of the 75% asset test. Reg. Sec. 1.856-3(d).

                           Although not specifically defined, IRC Section 856(c)(4)(A) also indicates that cash, cash items, and Government securities are also considered for purposes of determining a REIT's compliance with the 75% asset test.

                           In addition to the items identified above, IRC
                           Section 856(c)(5)(B) states that the term "real estate assets" shall also include property attributable to "temporary investment of new capital." Section 856(c)(5)(B) provides in pertinent part:

                                    ". . .any property (not otherwise a real estate asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date the real estate trust receives such capital."

                           As stated above, the Company contemplates ownership of property consisting solely of mortgage assets and mortgage backed securities. The Company Prospectus indicates that the Company's business objective is to acquire, hold and manage "mortgage loans" secured by first mortgages or deeds of trust on single family residential or commercial real estate properties. Further, the Company Prospectus provides that from time to time the Company will acquire mortgage securities that qualify as "real estate assets" under IRC Section 856(c)(5)(B). Such mortgage securities will consist of interests in or obligations backed by pools of mortgage loans.

                  2. 25%, 5% and 10% Asset Tests: For purposes of applying the 25% asset test, the Regulations indicate that not more than 25% of the value of the total assets of the

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 12

                           trust may be represented by securities other than those described in section 856(c)(4)(A) as defined above. Thus, the 25% limitation is necessarily satisfied by virtue of compliance with the 75% asset requirement. However, the Reg. Sec. 1.856-2(d)(2) indicates that the trust must meet the 5% and 10% tests provided under IRC Section 856(c)(4)(B).

                           Pursuant to IRC Section 856(c)(4)(B), a trust may not own "securities" of any one issuer in an amount greater in value than 5% of the value of the total assets of the trust and not more than 10% of the outstanding voting securities of such issuer. Reg. Sec. 1.856-3(e) provides that the term "securities" does not include "interests in real property" or "real estate assets". Therefore, interests in mortgages on real property should not be considered securities for these purposes.

                           The Company Prospectus indicates that the Company may acquire from time to time solely securities which qualify as "real estate assets" under IRC Section 856(c)(5)(B). As indicated above, securities consisting of mortgages or interests in mortgages are specifically excluded from the term "securities" for purposes of the 5% and 10% asset tests.

                           With regard to "securities" included with the 5% and 10% limitations, the Company Prospectus specifically restricts ownership by the Company of securities of any one issuer which are either (a) in an amount greater than 5% in value of the trust's asset; and
                           (b) equal to or greater than 10% of the outstanding voting securities of the issuer.

                  3.       Determination of "Value" for Purposes of Asset Tests:
                           The various asset tests are based on the value of the REIT's total assets as of the close of each quarter. A revaluation of assets is not required at the end of any particular quarter unless during that period the REIT acquired assets which do not meet the 75% test (e.g. non "real estate assets" as defined under IRC Sec. 856(c)(4)(A) above). IRC 856(c)(4). As such, the mere fluctuation in the market value of the REIT's assets does not, in itself, require the REIT to revalue the assets for purposes of determining the REIT's compliance with the asset tests. Reg. Sec. 1.856-2(d)(3).

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 13

                           For purposes of valuing the REIT's assets, securities (other than REIT shares) for which market quotations are readily available must be valued at market value. Reg. Sec. 1.1856-3(a). With respect to other securities and assets, Reg. Sec. 1.856-3(a) provides that the trustees of the REIT are permitted to determine the fair market value. The regulations require that such determination by the trustee be made in good faith. Id.

                           Pursuant to the Company Prospectus, the Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take the necessary action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

         C.       INCOME TESTS:

         To qualify as a REIT, the corporation must meet two "income" tests each year under IRC Section 856(c). The two tests, both of which must be satisfied, are:

                  1. At least 75% of gross income (excluding income from prohibited transactions) must be derived from the following sources:

                           a.       rents from real property;

                           b. interest on obligations secured by mortgages on real property or on interests in mortgages on real property;

                           c. gain from the sale or other disposition of real property (including interests in real property, interests in mortgages on real property and gain realized on the shared appreciation provision of a shared appreciation mortgage) other than property held primarily for sale to customers in the ordinary course of a trade or business;

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 14

                           d. dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares (or certificates of beneficial interest) in other qualifying REITs;

                           e.       abatements and refunds of taxes on real
                                    property;

                           f.       income and gain from foreclosure property;

                           g. amounts (other than amounts determined by the income or profits of another person) received or accrued as consideration for entering into commitments to make mortgage loans or to purchase or lease real property (including interests in real property and interests in mortgages on real property);

                           h. gain received from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of section 857(b)(6); and

                           i.       qualified temporary investment income;

                  2. At least 95% of gross income (excluding gross income from prohibited transactions) must be derived from the following sources:

                           a.       sources that satisfy the 75% income test;

                           b.       dividends;

                           c.       interest;

                           d.       capital gains on the sale or other
                                    disposition of stocks or securities; and

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 15

                           e. certain income and gain realized under various financial instruments used to reduce the interest rate fluctuation on real estate related indebtedness or the sale of the same. IRC Section 856(c)(5)(G).

         A REIT must satisfy the income tests on an annual basis. IRC Sec. 856(c). The income tests are based on gross income. However, the 75% and 95% income tests apply to gross income other than gross income from prohibited transactions (discussed below). IRC Sec. 856(c)(2) and
         (c)(3).

         If a REIT fails to satisfy either the 75% or 95% income tests in any year, and such failure is disclosed and is due to "reasonable cause" and not willful neglect, the REIT will not lose its status as such, but instead the REIT will be subject to 100% tax on its taxable income attributable to the amount by which it failed to comply with such tests. IRC Secs. 856(c)(6) and 857(b)(5). If a REIT violates either or both 75% or 95% income tests other than for reasonable cause, the REIT will be disqualified and taxable as a regular corporation for the taxable year and the four succeeding years. IRC Sec. 856(g)(1), (3), and (4).

         The following discussion is intended to further define and explain the 75% and 95% tests:

                  1.       75% and 95% Income Tests

                           a.       Qualified Sources of Income:

                                    (i)      Interest: Interest is qualified
                                             income for purposes of both the 75%
                                             and 95% income test. IRC Sec.
                                             856(c)(2)(B). For interest to
                                             qualify as "interest on obligations
                                             secured by mortgages on real
                                             property or on interests in real
                                             property" for purposes of the 75%
                                             test, the obligation must be
                                             secured by real property having a
                                             fair market value at the time of
                                             acquisition at least equal to the
                                             principal amount of the loan. Reg.
                                             Sec. 1.856-5(c). The term
                                             "interest"

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 16

                                             includes only an amount that
                                             constitutes compensation for the
                                             use or forbearance of money. Reg.
                                             Sec. 1.856-5(a); Rev. Rul. 76-413,
                                             1976-2 C.B. 213. For purposes of
                                             both the 75% and 95% income tests,
                                             income that a REIT derives from
                                             mortgages it originates and holds
                                             as investments is "interest on
                                             obligations secured by mortgages"
                                             within the meaning of IRC Sec.
                                             856(c)(3)(B). Rev. Rul. 65-67.
                                             1965-1 C.B. 269. In the present
                                             case, the Company's primary source
                                             of income is from interest on its
                                             mortgage assets. No projections or
                                             facts were made available that
                                             provided the specific amount of
                                             income that the Company would
                                             recognize from the mortgage assets.

                                    (ii)     Interest from Hypothecation Loans:
                                             Interest received on a
                                             hypothecation loan is qualifying
                                             interest for purposes of the 75%
                                             income test as long as the security
                                             for such loan consists of a first
                                             mortgage which is secured by real
                                             property. Rev. Rul. 80-280, 1980-2
                                             C.B. 207. In the present case, the
                                             Company Prospectus indicates that
                                             the Company's business objective is
                                             to acquire, hold and manage
                                             "mortgage assets" which are secured
                                             by first mortgages or deeds of
                                             trust on single

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 17

                                             family residential or commercial
                                             real estate properties.

                                    (iii)    Loans Purchased at Market Discount:
                                             Income from loans secured by
                                             mortgages on real property
                                             purchased for an amount less than
                                             the face amount of the loan
                                             ("market discount") qualify for
                                             purposes of the 75% and 95% income
                                             tests. The difference between the
                                             face amount and the purchase price
                                             of the loan is treated as a gain
                                             from the "disposition" of interests
                                             in mortgages on real property as
                                             provided in IRC Secs. 1276 through
                                             1278. As such, income related to
                                             the disposition of mortgage assets
                                             will be qualified income for
                                             purposes of the 75% and 95% income
                                             tests provided that the mortgage
                                             assets are not property held in the
                                             ordinary course of the taxpayer's
                                             trade or business and such notes
                                             are secured by real property. PLR
                                             8202005. In the present case, the
                                             Company is expected to purchase $36
                                             Million of mortgage assets from the
                                             Bank. This acquisition of debt may
                                             produce market discount providing
                                             that the amount paid is less than
                                             the face value of such debt.

                                    (iv)     Penalties and Prepayments on Loans:
                                             A REIT can provide for penalties on

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 18

                                             the prepayment of all or a portion
                                             of a loan balance, loan assumption
                                             fees and late payment charges. The
                                             IRS has ruled, in a non-REIT
                                             context, that penalties received on
                                             prepayments of loans constitute
                                             interest. Rev. Rul 57-198, 1957-1
                                             C.B. 94; Rev. Rul. 73-141, 1973-1
                                             C.B. 331. The IRS has issued
                                             favorable Private Letter Rulings to
                                             REITs in this regard. PLR 8640018;
                                             PLR 8545039. In the instant case,
                                             the Company may receive income from
                                             prepayment penalties on the
                                             mortgage assets it will hold.

                                    (v)      Interest on Loans Secured by
                                             Personal Property: Interest
                                             received from loans secured by
                                             personal property is excluded for
                                             purposes of the 75% income test.
                                             Reg. Sec. 1.856-5(c). Interest from
                                             mortgages secured by both real and
                                             personal property must be
                                             apportioned for purposes of
                                             satisfying the 75% and 95% income
                                             tests. Id. In the case of a
                                             construction loan, the portion of
                                             interest related to a mortgage
                                             secured by personal property must
                                             also be apportioned. Reg. Sec.
                                             1.856-5(c)(2).

                           b. Other Income: In addition to the types of income discussed above, two other kinds of income qualify for either the 75% or 95% income tests including:

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 19

                                    (i)      Deed In Lieu of Foreclosure: If a
                                             REIT acquires property through a
                                             deed in lieu of foreclosure and the
                                             fair market value of property
                                             exceeds the REIT's basis in the
                                             mortgage note, the REIT realizes
                                             gain in the amount of the excess.
                                             Rev. Rul. 80-56, 1980-1 C.B. 154.
                                             Similarly, if the REIT purchases
                                             property at a foreclosure sale for
                                             less than its fair market value and
                                             if the REIT's basis in its mortgage
                                             note is also less than the
                                             property's fair market value, the
                                             REIT realizes ordinary income to
                                             the extent that the property's fair
                                             market value exceeds the purchase
                                             price. Rev. Rul. 80-57, 1980-1 C.B.
                                             157. In both cases, the gain is
                                             qualified income for purposes of
                                             the 75% and 95% tests.

                                    (ii)     Commitment Fees: Commitment fees
                                             are qualifying income for purposes
                                             of the 75% and 95% income tests.
                                             The Company Prospectus does not
                                             contemplate that the Company will
                                             receive commitment fees.

                  2. Prohibited Transactions: a "prohibited transaction" is any sale of dealer property that is not foreclosure property. IRC Sec. 857(b)(6); See also, IRS Sec. 1221(1). Transactions which constitute "prohibited transactions" do not necessarily terminate REIT status. However, income from "prohibited transactions" will not qualify for either the 75% or 95% income tests.

                           a. Sale or disposition in the Ordinary Course of Taxpayer's Trade or Business: Real estate loans that are originated or acquired by a REIT for the purpose of being packaged for sale may constitute "prohibited transactions". In Rev. Rul. 74-554, 1974-2 C.B. 199, a REIT that sold several mortgages to two

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 20

                                    unrelated mortgage brokers in two separate transactions within one taxable year as part of a single plan to reduce the REIT's long term investments was deemed to have held the mortgages primarily for sale to customers in the ordinary course of its trade or business.

                           b.       Sale of Mortgage in an Isolated Transaction:
                                    In Rev. Rul. 76-356, 1976-2 C.B. 213, a REIT
                                    that sold mortgage loans in a single,
                                    isolated transaction to balance its loan portfolio was deemed not to have held the mortgages primarily for sale to customers in the ordinary course of its business. Accordingly, such sales qualified for the 75% income test. Id.

                           c. Sale of Mortgage to Protect Investment: In Rev. Rul. 76-327, 1976-2 C.B. 212, a REIT,
                                    which financed construction of a townhouse development, subsequently made mortgage loans to purchasers after the developer could not arrange financing and then sold the mortgage loans to investors at no profit or premium in order to protect its investment. The Service ruled that the REIT in this instance was not a dealer.

                           d. Foreclosure Property: "Foreclosure property" is property that a REIT acquires through foreclosure. When a REIT earns income from involuntarily acquired foreclosure property, it runs the risk of receiving "trade or business" income that could cause it to fail the income tests and possibly forfeit its REIT status. However the REIT may make an election that allows for a grace period following the acquisition of property by foreclosure that provides time to convert potentially disqualifying income into qualifying income without consequence to REIT status. IRC Sec. 856(e)(5). During this grace period, income from foreclosure property is taxed at the REIT level at the maximum corporate income tax rate. IRC Sec. 857(b)(4).

                                    Although the Company's business strategy may not intend for the trust to engage in rental real estate activities, it may nevertheless become the lessor of real property upon a mortgage default. Due to the limitations imposed under the Code on the activities of a REIT in connection with rental real

      LAW OFFICES
  SEYBURN, KAHN, GINN,
BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 21

                                    estate, ownership of real estate upon
                                    foreclosure may create nonqualifying income issues.

                           e.       Safe Harbor Provisions: IRC Section
                                    857(b)(6)(C) identifies certain safe harbor provisions which permits a REIT to avoid entering into prohibited transactions. Pursuant to these safe harbor rules, a sale of property which is a "real estate asset" (including interests in mortgages secured by real property as defined above), does not constitute a "prohibited transaction" if:

                                    (i)      the trust has held the property for
                                             not less than four years;

                                    (ii)     aggregate expenditures made by the
                                             trust, or any partner of the trust
                                             during the four years prior to the
                                             date of sale which are included in
                                             the basis of the property do not
                                             exceed 30% of the net selling price
                                             of the property;

                                    (iii)    (I) during the taxable year the
                                             trust does not make more than 7
                                             sales of property (other than
                                             foreclosure or involuntary
                                             conversion [IRC Section 1033]
                                             property) or (II) the aggregate
                                             adjusted basis of property (other
                                             than foreclosure or involuntary
                                             conversion [IRC Section 1033]
                                             property) sold during the year does
                                             not exceed 10% of the aggregate
                                             basis of all of the assets of the
                                             trust as of the beginning of the
                                             year;

                                    (iv)     in the case of property, which
                                             consists of land or improvements,
                                             not acquired through foreclosure
                                             (or deed in lieu of foreclosure) or
                                             lease termination, the trust has
                                             held the property for not less than
                                             four years for production of rental
                                             income; and

                                    (v)      if the requirement of clause (iii)
                                             (I) is not satisfied, substantially
                                             all of the marketing and
                                             development expenditures with
                                             respect to the property were made
                                             through an independent contractor .
                                             . . from whom the trust itself does
                                             not derive or receive any income.

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 22

         D.       DISTRIBUTION REQUIREMENTS

         To qualify as a REIT, the Company must satisfy certain distribution requirements set forth in IRC Sec. 857(a)(1). Pursuant to Section 857(a)(1), the REIT must distribute an amount equal to the following:

                  1.       The sum of:

                           a. 95% of the REIT's taxable income computed without regard to distributions and excluding net capital gain, and

                           b. 95% of the excess of net income from foreclosure property over the tax on such income, minus

                  2. any excess "noncash income" as determined under IRC Sec. 857(e).

         As a general rule, only dividends actually paid during a taxable year are taken into account for purposes of satisfying the distribution requirements. IRC Sec. 858(a) provides certain statutory exceptions which treat dividends paid in one year as paid in the prior year for purposes of the distribution requirements and for purposes of calculating REIT taxable income.

         For the purposes of the distribution requirements, the term "real estate investment trust taxable income" ("REITTI") is defined as taxable income computed according to the normal corporate rules with specific adjustments as set forth in IRC Sec. 857(b)(2)(A) through (F).

         The Company Prospectus contemplates a plan to distribute an aggregate amount of dividends with respect to the Company's outstanding shares of capital stock equal to 100% of the Company's REITTI excluding capital gains.

                                   CONCLUSION:

         The Requirements for qualifying as a REIT for federal income tax purposes are four-fold. These requirements encompass organization, asset, income and distribution tests. We believe that these tests will be met based on the following:

       LAW OFFICES
  SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 23

         A.       ORGANIZATIONAL REQUIREMENTS:

         The Company will, based upon the facts provided herein, qualify as a REIT under the organizational provisions of IRC Section 856(a). This conclusion is based upon the Company:

                  1. retaining centralized management through its board of directors by maintaining sufficient control over the Bank as its advisor;

                  2. maintaining the free transferability of the preferred stock and common stock;

                  3. retaining a taxable corporate status notwithstanding the REIT provisions pursuant to the check-the-box entity classification regulations;

                  4. not being deemed a financial institution as long as it does not receive deposits, make loans, or discount debt obligations and not being deemed an insurance company as long as it does not issue insurance or annuity contracts or reinsure risks of insurance companies;

                  5. continuing to have more than 100 preferred shareholders through its public offering and the IRS remains consistent with its holding in PLR 8342016 that each class of stock need not have 100 shareholders;

                  6. insuring that it will never allow more than 50% of the value of its outstanding stock to be owned, directly or indirectly by or for not more than 5 individuals during the last half of the year;

                  7.       electing to be treated as a REIT; and

                  8.       organizing as a corporation.

         B.       ASSET TEST:

         The Company will qualify as a REIT under the asset test of IRC Section 856(c)(4). This conclusion is based upon the Company:

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 24

                  1. maintaining an asset base which includes at least 75% of property which consists solely of mortgage assets, mortgage securities or other property which quali-fies as "real estate assets" for purpose of IRC
                           Sec. 856(c)(4)(A) or (c)(5)(B); and

                  2. not owning "securities" of any one issuer in an amount greater in value than 5% of the value of the total assets of the trust and not owning more than 10% of the outstanding voting securities of such issuer.

         C.       INCOME TEST:

         The income test under IRC Section 856(c) will be met by the Company as long as it:

                  1. continues to derive at least 75% of its gross income (excluding income from prohibited transactions) from mortgage assets and mortgage securities; and

                  2. continues to derive at least 95% of its gross income (excluding income from prohibited transactions) from sources that satisfy 75% income test; dividends; interest; and capital gains on the sale or other disposition of stocks or securities;

       LAW OFFICES
   SEYBURN, KAHN, GINN,
 BESS, DEITCH AND SERLIN


         Franklin Finance Corporation
         Franklin Bank, N.A.
         October 8, 1997
         Page 25

         D.       DISTRIBUTION TEST:

         The distribution test under IRC Section 857(a)(1) will be met by the Company as long as it distributes an aggregate amount of dividends with respect to the Company's outstanding shares of capital stock equal to
         (i) 95% of the Company's REITTI excluding capital gains, (ii) 95% of the excess income from foreclosure property over the tax imposed on such income, minus (iii) any excess noncash income.

         The conclusions in this letter are based upon a review of the facts as of the date of this letter and upon pertinent statutory, legislative and other relevant tax authority as of such date. To confirm these conclusions with respect to the actual transaction it will be necessary to review the final transaction documents, other factual data as may be relevant and the tax authority as of the date of implementation. It must be emphasized that all tax authority is subject to modification at any time by legislation, judicial and/or administrative action. Any such change in law could be applied retroactively. Further, it is possible that the Internal Revenue Service may disagree with these conclusions and argue for a different, more adverse result.

         We consent to the inclusion of this opinion as an exhibit to this Registration Statement on Form S-11 and to the reference of our firm under the heading "Certain Legal Matters" in the Prospectus included in this Form S-11. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.






                                        Very truly yours,

                                        SEYBURN, KAHN, GINN, BESS,
                                        DEITCH AND SERLIN, P.C.